EXHIBIT 99.1

Contact: Insignia Systems, Inc. Kristine Glancy, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

INSIGNIA SYSTEMS, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

MINNEAPOLIS, MN – March 14, 2018 – Insignia Systems, Inc. (Nasdaq: ISIG) (“Insignia”) today reported financial results for the fourth quarter (“Q4”) and the full year ended December 31, 2017.

Overview
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Q4 2017 net sales increased 40.8% to $8.1 million from $5.7 million in Q4 2016, driven primarily by our POPS program revenue.

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2017 net sales were $26.4 million, an increase of 6.1% from $24.9 million in 2016.

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Q4 2017 operating income was $1.0 million, compared to an operating loss of $1.2 million in Q4 2016.

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2017 operating loss was $0.9 million, compared to an operating loss of $2.1 million in 2016.

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Q4 2017 net income was $0.6 million, or $0.05 per basic and diluted share, compared to a net loss of $0.7 million, or $0.06 per basic and diluted share, in Q4 2016.

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2017 net loss was $0.6 million, or $0.06 per basic and diluted share, compared to a net loss of $1.3 million, or $0.11 per basic and diluted share in 2016.

Insignia’s President and CEO Kristine Glancy commented, “We are pleased with our strong finish to 2017 as full year net sales increased 6.1% in 2017 compared to 2016. The majority of the net sales increase was driven by sales to both existing and new clients of existing products. In addition, we continued to make steady progress behind our business development activities which has resulted in incremental revenue from both new CPG and retail clients, and positively impacted sales in 2017. Our net loss for the year was $0.6 million compared to a $1.3 million net loss in 2016. The improvement was attributable to our increase in revenues and gross profit margin, product rationalization and overall operating expense management, while making continued strategic investments to fuel our growth initiatives and our new IT operating infrastructure”

Ms. Glancy continued, “The retail industry is in the midst of a profound transformation. Traditional department stores and brick-and-mortar retailers are experiencing substantial change and are adapting through store closings, consolidation and fundamental shifts in their merchandising and promotion strategies. The grocery industry is not immune to this, and we expect more, not less, change as consumer shopping habits result in adaptations and adjustments to grocery and CPG marketing priorities and tactics. Brand spending is continually shifting between media vehicles as brands look to optimize their budgets which are under increasing scrutiny. And we are seeing new competitors and technologies entering the marketplace and existing competitors becoming more aggressive, which is giving our clients more choices than ever before.”

“Despite a rapidly evolving marketplace, we have made significant progress in our transformation and I am very pleased with our results as we manage through the change. We are committed to working with our CPG and retail partners as they face the opportunities and the risks of the marketplace. However we must also continue to invest in our transformation and face the risk of short to intermediate term volatility in our operating and financial performance.”

“We previously communicated a focus on building a revitalized organization, a long-range strategic business plan, a broadened product portfolio and increasing our overall awareness of the environment in which we operate. We have made meaningful progress on these initiatives which has contributed to our operational and financial improvement. During 2018, we will remain focused on these initiatives, continued operational improvement and prudent financial management against the backdrop of a rapidly changing environment.”

Q4 2017 Results
Total net sales increased 40.8% to $8,091,000 in Q4 2017 from $5,748,000 in Q4 2016, primarily due to a 26.7% increase in the number of signs placed and a 11.2% increase in average price per sign for existing and new CPG relationships coupled with their associated programs, partially offset by a 19.6% decrease in product sales.

Gross profit in Q4 2017 increased to $3,531,000, or 43.6% of total net sales, from $980,000, or 17.0% of total net sales, in Q4 2016. The higher gross profit and gross profit margin was primarily the result of an increase in sales, as our gross profit margin is highly dependent on sales levels due to the relatively fixed nature of a portion of our payments to retailers, favorable mix of programs sold and the absence of losses associated with The Like Machine product.

Selling expenses in Q4 2017 were $941,000, or 11.6% of total net sales, compared to $779,000, or 13.6% of total net sales, in Q4 2016. The dollar increase in expenses was primarily due to variable components of sales staff related expenses driven by the increase in net sales.

Marketing expenses in Q4 2017 were $454,000, or 5.6% of total net sales, compared to $421,000, or 7.3% of total net sales, in Q4 2016. The dollar increase was primarily due to business development activities.

General and administrative expenses in Q4 2017 increased to $1,183,000, or 14.6% of total net sales, from $960,000, or 16.7% of total net sales, in Q4 2016. The dollar increase was primarily due to staff and staff related expenses.

Income tax for Q4 2017 was 32.8% of pretax income, or an expense of $310,000, compared to income tax benefit of 43.1% of pretax loss, or a benefit of $538,000, in Q4 2016. Tax expense will vary between periods, given the company’s policy of reassessing the annual effective rate on a quarterly basis, as well as the impact of any discrete tax items during the quarter.

As a result of the items above, the net income for Q4 2017 was $635,000, or $0.05 per basic and diluted share, compared to a net loss of $710,000, or $0.06 per basic and diluted share, in Q4 2016.

As of December 31, 2017, cash and cash equivalents totaled $4.7 million, compared to cash and cash equivalents of $12.3 million as of December 31, 2016. The amounts for December 31, 2016 are prior to the one-time special dividend of $8.2 million paid on January 6, 2017.

About Insignia Systems, Inc.

Insignia Systems, Inc. markets in-store advertising products, programs and services primarily to both consumer packaged goods manufacturers and retailers. Insignia provides at-shelf media solutions in over 21,000 retail outlets, inclusive of grocery, mass merchants and dollar. We partner with over 300 consumer packaged goods manufacturers across various categories including center store, refrigerated, frozen and the perimeter. For additional information, contact (800) 874-4648, or visit the Insignia website at www.insigniasystems.com. Investor inquiries can be submitted to investorrelations@insigniasystems.com.

Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipates,” “expects,” “seeks,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance: expectations as to full year and future financial performance; benefits of sales and marketing investments and IT infrastructure investments; timing of implementation of technology operating infrastructure; areas of growth; and ability to sustain and grow core products and status and timing of launch of new products, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including: (i) the risk that management may be unable to fully or successfully implement the business plan to achieve and maintain increased sales and resultant profitability in the future; (ii) the risk that the company will not be able to sustain and grow core product offerings or to develop, implement and grow new product offerings, including mobile, digital or other new offerings, in a successful manner, including our ability to gain retailer acceptance of new product offerings; (iii) prevailing market conditions, including pricing and other competitive pressures, in the in-store advertising industry and, intense competition for agreements with retailers and consumer packaged goods manufacturers; (iv) potentially incorrect assumptions by management with respect to the financial effect of cost containment or reduction initiatives, current strategic decisions, the effect of current sales trends on fiscal year 2018 results and the benefit of our relationship with News America; (v) termination of all or a major portion of, or a significant change in terms and conditions of, a material agreement with a consumer packaged goods manufacturer, retailer, or News America; (vi) the effect of any delayed or cancelled customer programs; (vii) our ability to successfully implement our new IT operating infrastructure; (viii) our ability to attract and retain highly qualified managerial, operational and sales personnel; and (ix) other economic, business, market, financial, competitive and/or regulatory factors affecting the company’s business generally, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2016 and additional risks, if any, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Forms 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with the company's filings with the SEC. Insignia assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net sales	$8,091,000	$5,748,000	$26,430,000	$24,912,000
Cost of sales	4,560,000	4,768,000	18,029,000	17,849,000
Gross profit	3,531,000	980,000	8,401,000	7,063,000
Operating expenses:
Selling	941,000	779,000	3,539,000	3,840,000
Marketing	454,000	421,000	1,716,000	1,190,000
General and administrative	1,183,000	960,000	4,054,000	4,109,000

Operating income (loss)	953,000	(1,180,000)	(908,000)	(2,076,000)
Other loss, net	(8,000)	(68,000)	(1,000)	(24,000)

Income (loss) before taxes	945,000	(1,248,000)	(909,000)	(2,100,000)
Income tax expense (benefit)	310,000	(538,000)	(270,000)	(814,000)

Net income (loss)	$635,000	$(710,000)	$(639,000)	$(1,286,000)

Net income (loss) per share:
Basic	$0.05	$(0.06)	$(0.06)	$(0.11)
Diluted	$0.05	$(0.06)	$(0.06)	$(0.11)

Shares used in calculation of net income (loss) per share:
Basic	11,774,000	11,636,000	11,717,000	11,629,000
Diluted	11,867,000	11,636,000	11,717,000	11,629,000

SELECTED BALANCE SHEET DATA
(Unaudited)
	December 31,	December 31,
	2017	2016

Cash and cash equivalents	$4,695,000	$12,267,000
Working capital	11,833,000	11,850,000
Total assets	21,688,000	28,228,000
Total liabilities	6,847,000	13,119,000
Shareholders' equity	14,841,000	15,109,000

Working capital represents current assets less current liabilities.